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MEMORANDUM
                    NUVEEN TAX-FREE UNIT TRUST, SERIES 1178
                               FILE NO. 333-40732

The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on July 13, 2000, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trusts constituting the Fund. All references to the Units, prices and related statistical data will apply to each trust of the Fund and the Units thereof individually.

Except for such updating, an effort has been made to set forth below certain of the changes and also to reflect the same by redlining the marked counterparts of the Prospectus submitted with the Amendment.
FORM S-6


FACING SHEET. The file number is now shown.


THE PROSPECTUS

The "Estimated Long-Term Return" and "Estimated Current Return" to Unitholders under each Trust under each of the distribution plans;

Essential information for each of the Trusts, including applicable footnotes;

The Date of the Deposit;

The size and number of Units of each of the Trusts;

The estimated daily accrual of interest under the plans of distribution for each of the Trusts;

Data regarding the composition of the portfolio of each Trust;

Disclosure regarding the states' economic and legislative matters relevant to investors of state trusts;

Concentrations of issues by purpose in each Trust;

The approximate percentage of the bonds in the portfolio of each Trust acquired in distributions where the Sponsor was either the sole underwriter or manager or member of the underwriting syndicate;


The schedule of investments for each Trust, including the notes thereto;


Descriptions of the opinions of the special tax counsel for state trusts;

The Record Dates and Distribution Dates for interest distributions for each Trust;

The Statements of Condition for each Trust and the Accountant's Report with regard thereto; and

The amount of the Trustee's Fee.

CHAPMAN AND CUTLER

Chicago, Illinois


July 13, 2000